EXHIBIT 99.1

Contact:
Megan Burling
Director, Corporate Communications
617-928-0820
mburling@matritech.com

Matritech Reports First Quarter Financial Results

—Sales of NMP22® Products Up 157% Over the Same Period in 2003—

Newton, Mass. (May 4, 2004) – Matritech, Inc. (AMEX: MZT), a leading developer of protein-based diagnostic products for the early detection of cancer, today reported financial results for the first quarter ended March 31, 2004.

Revenues for the first quarter of 2004 were $1,433,627, compared with $915,527 for the first quarter of 2003, an increase of 57%. This increase was due primarily to greater sales of NMP22® BladderChek® Tests, as well as favorable foreign currency translations. Revenue recognized from Matritech’s NMP22® bladder cancer product line increased 157 percent during the quarter to $928,780, as compared with $361,768 in the first quarter of 2003. NMP22 BladderChek Test sales accounted for approximately 80% of sales in the NMP22 product line.

The Company reported a loss from operations of $2,090,190 for the quarter ended March 31, 2004, compared with a loss of $1,969,492 for the same period in 2003. This 6% increase in loss from operations was due primarily to the increased expenses of staffing our direct-to-urologist sales force. The Company reported a net loss of $2,692,244, or $0.07 per share, for the quarter ended March 31, 2004, compared with a net loss of $1,954,600, or $0.06 per share, for the same period in 2003. This 38% increase in net loss was due primarily to amortization of non-cash charges related to financing transactions, in addition to the increased operating loss described above.

“The first quarter of this year has been particularly gratifying for us as a company. The efforts of our sales force to educate urologists about new testing methods and raise awareness of both our products and bladder cancer itself have made a significant impact on the diagnostics landscape,” said Stephen D. Chubb, Chairman and Chief Executive Officer of Matritech, Inc. “As our bladder cancer products continue to achieve recognition in the medical community, we are also continuing our research efforts with our partners at Sysmex and Mitsubishi to develop additional products to address cervical and breast cancer, respectively.”

“The increase in sales of bladder cancer products is a direct result of our decision to modify our distributor relationship and invest in a direct-to-urologist sales force,” said David L. Corbet, President and Chief Operating Officer of Matritech, Inc. “We expect that as we continue to strategically add sales staff in targeted areas, we should see further increases in product sales.”

During the first quarter of 2004, Matritech:

  Announced its compliance with the European In Vitro Diagnostics Directive and placed the CE Mark on all its NMP22® products,
  Raised approximately $5.85 million, net of expenses, in a private financing,
  Gained clinical recognition with 3 independent studies on the NMP22 BladderChek Test presented at the European Association of Urology conference, and
  Reached a key Medicare milestone with reimbursement approval for use of the NMP22 BladderChek Test for monitoring bladder cancer in all 50 states and reimbursement approval for diagnosis in 49 states.

Matritech is also announcing the departure of Stephen Ip, Ph.D., Matritech's Vice President of Corporate Development. We are currently seeking to replace Dr. Ip.

Scheduled Conference Call:
Matritech has scheduled a conference call at 8:30 a.m. on Tuesday, May 4, 2004 to discuss the results of operations for the first quarter of 2004. This call is being web cast by CCBN and can be accessed at Matritech’s website at www.matritech.com under “Investor Relations”.

About Matritech:
Matritech is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company’s first two products, the NMP22® Test Kit and NMP22® BladderChek® Test, have been approved for both the monitoring and diagnosis of bladder cancer. The NMP22 products are based on Matritech’s proprietary nuclear matrix protein (NMP) technology, exclusively licensed from the Massachusetts Institute of Technology, which correlates levels of NMPs in body fluids to the presence of cancer. The Company has discovered other proteins associated with cervical, prostate, breast and colon cancer and is, with its own research staff and through strategic alliances, in various stages of development targeted to each of these applications. More information about Matritech is available at www.matritech.com.

Statement Under the Private Securities Litigation Reform Act
Any forward-looking statements related to the Company’s expectations regarding its current and future products, business prospects, and the results of operations or financial position, expected financial performance and expected customer sales are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. These include but are not limited to, risks related to unforeseen technical obstacles in completing development of new products, unforeseen delays in, or denials of, FDA and other regulatory approvals, future product demand and pricing, performance of distributors and partners, the timing of orders from distributors, competitive products and technical developments, general business and economic conditions and those other risk factors described in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company’s expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to update any such forward-looking information.

— Financial Results Follow —

Matritech, Inc.
Financial Highlights

	Three Months
	Ended
	March 31,
	2003	2004

Revenues	$915,527	$1,433,627

Cost of sales	546,731	539,376
Research, development and
clinical expense	731,682	715,446
Selling, general and
administrative expense	1,606,606	2,268,995

Loss from operations	(1,969,492)	(2,090,190)

Interest income	21,479	19,958
Interest expense	6,587	622,012

Net Loss	$(1,954,600)	$(2,692,244)

Basic/diluted
net loss per share	$(0.06)	$(0.07)

Basic/diluted
weighted average
number of common
shares outstanding	32,119,981	36,715,762

	December 31,	March 31,
	2003	2004

Cash & cash equivalents	$7,518,124	$11,206,138
Working capital	5,434,456	9,696,926
Total assets	10,418,320	14,236,723
Long-term debt	1,338,062	737,135
Stockholders' equity	4,798,230	9,593,705